Exhibit 8.3




                         [Hunton & Williams' Letterhead]


                                 April 1, 1997




Deutsche Financial Capital
   Securitization LLC
7800 McCloud Road
Greensboro, North Carolina  27409-9636


Ladies and Gentlemen:

                  We have acted as counsel to Deutsche Financial Capital Securitization LLC, a North Carolina limited liability company (the "Seller"), in connection with the preparation of the Seller's Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of $500,000,000 aggregate principal amount of Pass-Through Certificates (the "Certificates") representing interests in one or more trusts (each a "Trust") to be established by the Seller. The Certificates of each Trust will be issued pursuant to a form of Pooling and Servicing Agreement, including Standard Terms thereto, among the Seller, a trustee to be named therein, and Oakwood Acceptance Corporation, a North Carolina Corporation, as servicer (a "Pooling and Servicing Agreement").

                  We have reviewed the originals or copies of (i) the Articles of Association, Operating Agreement, and other organizational documents of the Seller; (ii) certain resolutions of the Board of Directors of Deutsche Financial Capital Securitization Corp., the manager of the Seller; (iii) the Pooling and Servicing Agreement, including the forms of the Certificates annexed thereto;
(iv) the Registration Statement and the prospectus included therein; and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

                  Based on the foregoing, we are of the opinion that the legal conclusions contained in the Registration Statement under the caption "Certain Federal Income Tax Consequences" are correct in all material respects, and the discussion thereunder does not omit any material provision with respect to the matters covered. We also are of the opinion that, with respect to the issuance of the Certificates of a Trust for which no election to be treated as a real estate mortgage investment conduit is to be made, if (i) the


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Deutsche Financial Capital
   Securitization LLC
April 1, 1997
Page 2

Seller, the Trustee, and the other parties to the issuance transaction comply (without waiver) with all of the provisions of the Pooling and Servicing Agreement and certain other documents to be prepared and executed in connection with such transaction and (ii) the Certificates are issued and sold as described in the Registration Statement and the prospectus supplement to be issued in connection with the Trust, the Trust will be classified as a grantor trust under Subpart E, Part 1 of subchapter J of the Internal Revenue Code of l986, as amended (the "Code"), and not as an association taxable as a corporation.

                  You should be aware that the above opinions represent our conclusions as to the application of existing law to the transaction described above. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams under the caption "Certain Federal Income Tax Consequences" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                  No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Certificates under the laws of North Carolina or any other state.

                                                     Very truly yours,



                                                     /s/ Hunton & Williams


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